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                                                                    EXHIBIT 23.3

                                    CONSENT

I hereby consent, as required by the applicable rules of the Securities and Exchange Commission, to (a) my being named, in the Prospectus for the initial public offering of ACSYS, Inc., as a director of ACSYS, Inc. effective upon the consummation of such offering, and (b) the inclusion in such Prospectus of biographical information about me in the form attached to this Consent.


                                            /s/ Barry M. Abelson
                                            --------------------------------
                                            Barry M. Abelson


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Barry M. Abelson will become a Director of the Company upon the consummation of
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this Offering. He has been a partner in the law firm of Pepper Hamilton LLP,
Philadelphia, Pennsylvania since May 1992 and has served as Chairman of its Executive Committee since February 1995. Mr. Abelson is also a director of Intelligent Electronics, Inc., XLConnect Solutions, Inc. and Covenant Bancorp, Inc. Mr. Abelson received his Bachelor of Arts degree in Sociology from Dartmouth College and his J.D. degree from the University of Pennsylvania.